                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Schedule 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ____)*



                      Georgia-Carolina Bancshares, Inc.
              ---------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                      -------------------------------------
                         (Title of Class of Securities)

                                 373 145 101
                         -------------------------------
                                 (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                    (Continued on the following page(s))


                               Page 1 of 5 Pages

 CUSIP No.  373145 101                                                                               Page 2 of 5 Pages
           ---------------
                                                                13G
-----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON

             George O. Hughes
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

-----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                     (a) [ ]
                                                                                                                     (b) [ ]
-----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
-----------------------------------------------------------------------------------------------------------------------------
                           5        SOLE VOTING POWER


      NUMBER OF                             34,810
       SHARES        -------------------------------------------------------------------------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER
      OWNED BY
        EACH                                4,914
      REPORTING      -------------------------------------------------------------------------------------------------------
       PERSON              7        SOLE DISPOSITIVE POWER
        WITH                                34,810
                     -------------------------------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                            - 0 -
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     39,724
----------------------------------------------------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                   [ ]
----------------------------------------------------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     6.3%
----------------------------------------------------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

                     IN
----------------------------------------------------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 5 Pages
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Item 1(a).    Name of Issuer.

              Georgia-Carolina Bancshares, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices.

              110 East Hill Street, Thomson, Georgia 30824

Item 2(a).    Name of Person Filing.

              This statement is filed by George O. Hughes, with respect to the shares of common stock of Georgia- Carolina Bancshares, Inc. (the "Company") beneficially owned by him and his company, G.O. Hughes Furniture Co., Inc.

Item 2(b).    Address of Principal Business Office or, if none, Residence.

              626 Beechwood Drive
              Thomson, Georgia 30824

Item 2(c).    Citizenship.

              Mr. Hughes is a citizen of the United States.

Item 2(d).    Title of Class of Securities.

              Common Stock, .001 par value per share

Item 2(e).    CUSIP Number.

              373145 101

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

              Not applicable.

Item 4(a).    Amount Beneficially Owned as of December 31, 1997.

              Mr. Hughes beneficially owns 39,724 shares of the Company's common stock, 4,914 of which are held in the name of Mr. Hughes' wife.

Item 4(b).    Percent of Class.

              6.3%





                              Page 3 of 5 Pages
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Item 4(c).    Number of Shares as to Which Such Person has:

                     (i)   sole power to vote or to direct the vote: 34,810
                     (ii)  shared power to vote or to direct the vote: 4,914
                     (iii) sole power to dispose or to direct the disposition
                           of: 34,810
                     (iv) shared power to dispose or to direct the disposition of: - 0 -

Item 5.       Ownership of Five Percent or Less of a Class.

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not applicable.

Item 9.       Notice of Dissolution of Group.

              Not applicable.

Item 10.      Certification.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.





                              Page 4 of 5 Pages

                                  SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 13, 1998                           /s/ George O. Hughes
                                           ----------------------------
                                           George O. Hughes





                              Page 5 of 5 Pages